TORTOISE ENERGY INFRASTRUCTURE CORPORATION
SECOND AMENDMENT TO THE FUND ADMINISTRATION
SERVICING AGREEMENT
     THIS SECOND AMENDMENT dated as of the 24th day of May, 2010, to the Fund Administration Servicing Agreement, dated as of December 12, 2003, as amended October 24, 2007 (the “Agreement”), is entered into by and between TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the “Company” or “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
RECITALS
     WHEREAS, the parties have entered into the Agreement; and
     WHEREAS, the Company and USBFS desire to amend the fees of the Agreement; and
     WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by both parties.
     NOW, THEREFORE, the parties agree as follows:
Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TORTOISE ENERGY INFRASTRUCTURE CORPORATION	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name:	Name: Michael R. McVoy

Title:	Title: Executive Vice President

Amended Exhibit A to the
Fund Administration Servicing Agreement — Tortoise Energy Infrastructure Corporation

FUND ADMINISTRATION & COMPLIANCE SERVICES
FEE SCHEDULE effective May 1, 2010

Tortoise Energy Infrastructure Corporation

Annual Fee Based Upon Market Value Per Fund
4 basis points on the first $1 Billion
1 basis points on the next $500 Million
.5 basis points on assets greater than $1.5 Billion
Minimum annual fee: $30,000 per fund portfolio

Advisor Information Source Web Portal (WAIVED)
• $150 /fund/month
• $500 /fund/month for clients using an external administration service
• Specialized projects will be analyzed and an estimate will be provided prior to work being performed.

Plus Out-Of-Pocket Expenses — Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Additional Services — Above pricing is for standard services. Available but not included above are the following services — multiple classes, legal administration, SEC 15c reporting, Advisor Information Source data delivery, daily fund compliance testing, daily pre- and post- performance reporting.

Fees are billed monthly.

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